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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
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1. Name and Address of Reporting Person(*)

   CYL Development Holdings, LLC
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   (Last)               (First)                 (Middle)

   330 South Street, P.O. Box 1975
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                                    (Street)

   Morristown             NJ                    07962-1975
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


   dreamlife, inc. (formerly GHS, Inc.) and DLIF
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   7/01

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      As of 7/18/01, none of the Reporting Persons is a 10% Owner.
      --------------------------------------------------------------------

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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More than One Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          7/18/01        P               2,400,000    A      $1.00    4,850,000       D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Call Option         $1 per   7/18/01   S               1     (1)     7/18/06   Common  1,600,000 0
                    share                                                      Stock
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Call Option         $1 per   7/18/01   S               1     (2)     7/18/06   Common    400,000 0
                    share                                                      Stock
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====================================================================================================================================
(1)  Subject to certain  conditions,  the option  becomes  exercisable as to one-third of the underlying  shares of Common Stock on July 18, 2002,
     July 18, 2003, and July 18, 2004, respectively.

(2) The option becomes exercisable as to one-third of the underlying shares of Common Stock on July 18, 2002, July 18, 2003, and July 18, 2004, respectively.

Explanation of Responses:

Other Reporting Persons:

Kurt T. Borowsky
330 South Street
P.O. Box 1975
Morristown, New Jersey 07962-1975

David J. Roy
1334 Parkview Avenue
Suite 330
Manhattan Beach, California  90266

     Mr. Borowsky and Mr. Roy, as managers of CYL Development Holdings, LLC, may be deemed indirect beneficial owners of all of the shares of Common Stock of dreamlife, inc. reported as beneficially owned by CYL Development Holdings, LLC. The pecuniary interest of each of Mr. Borowsky and Mr. Roy in the shares of Common Stock of dreamlife, inc. is less than 10%.

  /s/ Kurt T. Borowsky                                         7/26/01
---------------------------------------------            -----------------------
      (**)Signature of Reporting Person                         Date

  /s/ David J. Roy                                             7/26/01
---------------------------------------------            -----------------------
      (**)Signature of Reporting Person                         Date


By:   CYL Development Holdings, LLC,

  /s/ David J. Roy                                            7/26/01
-------------------------------------------            -----------------------
      (**)Signature of Reporting Person                         Date

Name:   David J. Roy
Title:  Manager

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.